盧鄺會計師事務所
LO AND KWONG C.P.A. & Co.
AUDIT • TAX • BUSINESS ADVISORY

Private & Confidential

Our reference: UL/TW

June 10, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir/Madam,

Re: ZZLL Information Technology, Inc. and its subsidiaries

We have read Item 4.01 of the Form 8-K of ZZLL Information Technology, Inc. and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

Lo and Kwong C.P.A. & Co.

Lo and Kwong C.P.A. & Co.

8/F., Catic Plaza, 8 Causeway Road, Causeway Bay, Hong Kong
香港銅鑼灣高士威道8號航空大厦8樓
Tel 電話: (852) 3188 6200 Fax 傳真: (852) 2824 4091